Exhibit 5.1

BEST & FLANAGAN LLP
225 South Sixth Street
Suite 4000
Minneapolis, MN 55402

Direct Dial: 612-341-9726
E-Mail: cberquist@bestlaw.com
Facsimile No. 612-339-5897

August 14, 2003

Board of Directors
Micro Component Technology, Inc.
2340 West County Road C
St. Paul, Minnesota 55113

RE:    REGISTRATION STATEMENT ON FORM S-2

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-2 filed by Micro Component Technology, Inc. with the Securities and Exchange Commission, relating to a public offering of up to 9,492,837 shares of common stock, $.01 par value, to be offered and sold by certain selling shareholders (as defined therein), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1.
The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.
The shares of common stock presently owned and offered by the selling shareholders are duly authorized, legally and validly issued, fully paid and nonassessable. The shares of common stock to be acquired by the selling shareholders pursuant to the conversion of outstanding convertible notes and exercise of outstanding warrants, and the payment of interest on the convertible notes, shall be duly authorized, legally and validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus comprising a part of the Registration Statement.

Very truly yours,

/s/ Best & Flanagan LLP